Exhibit (a)(1)(C)

Offer to Purchase for Cash

Up to 4,435,935 Shares of Common Stock

of

Armstrong World Industries, Inc.

at

$22.31 Net Per Share

by

Armor TPG Holdings LLC

a company owned by

TPG Partners V, L.P.

TPG Partners VI, L.P.

TPG FOF V-A, L.P.

TPG FOF V-B, L.P.

TPG FOF VI SPV, L.P.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME, AT THE END OF THURSDAY, OCTOBER 1, 2009 UNLESS THE OFFER IS EXTENDED.

September 3, 2009

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been engaged by Armor TPG Holdings LLC, a Delaware limited liability company (“Purchaser”) wholly-owned by TPG Partners V, L.P., TPG Partners VI, L.P., TPG FOF V-A, L.P., TPG FOF V-B, L.P. and TPG FOF VI SPV, L.P. (collectively, the “TPG Funds”), to act as Information Agent in connection with Purchaser’s offer to purchase up to 4,435,935 shares of common stock, par value $0.01 per share (the “shares”), of Armstrong World Industries, Inc., a Pennsylvania corporation (“AWI”), at a price of $22.31 per share, net to the seller in cash, without interest thereon and less applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 3, 2009 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “offer”) enclosed herewith. The Purchaser reserves the right to transfer or assign, from time to time, in whole or in part, to one or more of its affiliates, the right to purchase the shares tendered pursuant to the offer. TPG Advisors V, Inc. is the general partner of TPG GenPar V, L.P., which is the general partner of TPG Partners V, L.P., TPG FOF V-A, L.P. and TPG FOF V-B, L.P. TPG Advisors VI, Inc. is the general partner of TPG FOF VI SPV, L.P. and TPG GenPar VI, L.P., which is the general partner of TPG Partners VI, L.P. Please furnish copies of the enclosed materials to those of your clients for whom you hold shares registered in your name or in the name of your nominee.

The offer is not conditioned upon the receipt of financing or upon any minimum number of shares being tendered. The offer is subject to certain other conditions. See Section 13 (“Conditions of the Offer”) of the Offer to Purchase.

The initial offering period of the offer and withdrawal rights will expire at the Expiration Time (as defined in Section 1 of the Offer to Purchase).

On September 2, 2009, the last trading day prior to the commencement of the offer, the closing price of the shares as reported by the New York Stock Exchange was $29.21. Therefore, shareholders who wish to sell their shares, may be able to obtain a higher price by selling their shares in the open market or otherwise rather than pursuant to the offer.

The AWI Board of Directors is required by law to communicate its views regarding the offer to AWI shareholders in a Schedule 14D-9 to be filed with the Securities and Exchange Commission within ten business days from the date the offer is commenced. Shareholders of AWI are urged to read the Schedule 14D-9 carefully and in its entirety when it becomes available.

Enclosed herewith are the following documents:

1. Offer to Purchase, dated September 3, 2009;

2. A printed letter that may be sent to your clients for whose accounts you hold shares in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the offer.

Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will be deemed to have accepted for payment, and will pay for, all shares validly tendered and not properly withdrawn by the Expiration Time if and when Purchaser gives oral or written notice to Computershare Trust Company, N.A. (the “Depositary”) of Purchaser’s acceptance of the tenders of such shares for payment pursuant to the offer. Payment for shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the Depositary of (a) certificates for such shares or a “book-entry confirmation” (as defined in Section 2 (“Procedure for Tendering Shares”) of the Offer to Purchase) with respect to such shares pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an “agent’s message” (as defined in Section 2 (“Procedure for Tendering Shares”) of the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Under no circumstances will interest be paid on the purchase price for shares, regardless of any extension of the offer or any delay in payment for shares.

Purchaser is not aware of any state where the making of the offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the offer or the acceptance of the shares, Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the offer. If, after a good faith effort, Purchaser cannot comply with the state statute, Purchaser will not make the offer to, nor will Purchaser accept tenders from or on behalf of, the holders of shares in that state.

In order to tender shares pursuant to the offer, a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an agent’s message (in the case of any book-entry transfer), and any other documents required by the Letter of Transmittal, should be sent to and timely received by the Depositary, and either certificates representing the tendered shares should be delivered or such shares must be delivered to the Depositary pursuant to the procedures for book-entry transfers, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

None of Purchaser, the TPG Funds nor their respective affiliates will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of shares pursuant to the offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. The offer and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of Thursday, October 1, 2009, unless the offer is extended.

Questions and requests for assistance or for additional copies of the enclosed materials may be directed to the Information Agent at the address and telephone number set forth below and in the Offer to Purchase. Additional copies of the enclosed materials will be furnished at Purchaser’s expense.

Very truly yours,

Georgeson Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF PURCHASER, THE TPG FUNDS, THE COMPANY, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

The Information Agent for the Offer is:

199 Water Street, 26th Floor

New York, NY 10038

212-440-9800 (Call Collect)

or

Call Toll-Free (888) 219-8353

Email: AWIINFO@GEORGESON.COM